Exhibit 99.1

Press Release

WESTERN GOLDFIELDS INC.	ROMARCO MINERALS INC.
961 Matley Ln. Ste 120	885 West Georgia, Suite 1500
Reno, Nevada	Vancouver, British Columbia
USA 89502	Canada V6C 3E8
Tel: (775) 337-9433	Tel: (604) 688-9271
Fax: (775) 337-9441	Fax: (604) 688-9274
Email: info@westerngoldfields.com	info@romarco.com

PRESS RELEASE

FOR IMMEDIATE RELEASE	October 3, 2005

WESTERN GOLDFIELDS AND ROMARCO SIGN MERGER AGREEMENT

WESTERN GOLDFIELDS. (OTCBB: WGDF”) and ROMARCO MINERALS INC. (TSXV: R”), are pleased to announce that they have executed the merger agreement. The merger, which was approved by the boards of directors of Western Goldfields and Romarco, will combine the two companies to create an emerging gold producer with a strong pipeline of exploration projects

Under the terms of the merger agreement, Romarco will issue two (2) of its shares for shares of every one (1) share of Western Goldfields.

In connection with their evaluation of the merger, Dundee Securities provided a fairness opinion to the Romarco board and Haywood Securities provided a fairness opinion to the Western Goldfields board, that the transaction is fair, from a financial point of view, to each company’s respective shareholders.

The next step in the process is to file the F-4 Registration Statement with the Securities and Exchange Commission (SEC) and, upon approval, schedule shareholder meetings of both companies. Upon successful shareholder approvals and completion of the merger, the new Romarco will be listed on the TSX Exchange. The companies are contemplating changing the company name in connection with merger.

The transaction is subject to customary closing conditions, regulatory approval and shareholder approval.

The proposed transaction will combine Western Goldfields’ Mesquite Mine, which is currently producing gold from ore on the existing pads, with Romarco’s portfolio of advanced stage exploration projects in North and South America.

Mesquite Mine
The Mesquite Mine is a fully permitted, gold producing property located in southern California. The Mesquite Mine was purchased from a subsidiary of Newmont Mining Corp. (NYSE: NEM) by Western Goldfields in 2003. The property is currently producing gold from residual leaching of the heaps. A feasibility study will be initiated immediately to determine the viability of starting up full scale mining operations. Other details include:

•	Past production of 200,000 ounces per year @ approximately $200 average cash costs
•	Fully permitted
•	Currently producing approximately 25,000 ounces per year from ore on the leach pads
•	High grade mineralization near surface and at depth

−	MR-3052 -24m averaging 23 g/t gold including 9m @ 58 g/t, the highest grade intercept being 1.5m @ 210 g/t
−	SM-1404 -15m @ 33 g/t gold including 3m @ 151 g/t
−	SM-1970 -3m @ 133 g/t gold including 1.5m @ 257 g/t
−	MR-2793 -15m @ 12 g/t gold including 3m @ 60 g/t

•	High grade gold mineralization also encountered in many other areas throughout the permitted mine site

Romarco Exploration Project Update:

At the Buckskin-National Gold Project in Nevada, drilling is currently underway.

At the Cori Puncho gold project in Peru, Romarco’s technical team is currently assessing the property and identifying drill targets for the 2005 drill season. Additional details will be forthcoming as work programs become finalized.

Ground work including mapping and sampling is currently being conducted on Romarco’s Roberts Mountains Gold Project located in the Battle Mountain Eureka Trend of Nevada and on the Pine Grove Gold Project located in the Walker Lane district of Nevada.

Romarco’s Qualified Person is Robert M. Hatch, Vice-President, Exploration for Romarco Minerals Inc.

Additional Information and Where to Find It

In connection with the proposed transaction, Romarco will file a Registration Statement on Form F-4, a joint proxy statement/prospectus and other related documents with the Securities and Exchange Commission (the “SEC”). Shareholders of Western Goldfields and Romarco are advised to read these documents when they become available because they will contain important information. Shareholders of the companies may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov. These and such other documents may also be obtained for free from the companies at the addresses or telephone numbers set forth below.

Romarco and Western Goldfields and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed combination of Romarco and Western Goldfields. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the joint proxy statement/prospectus described above. Additional information regarding Romarco’s directors and executive officers is also included in its management information circular for its 2005 Annual and Special Meeting of Shareholders, which was filed with the applicable securities commissions in Canada on or about June 3, 2005 and is available free of charge at the Canadian Securities Administrators’ web site at www.sedar.com or by contacting Romarco at the address or telephone number set forth below. Additional information regarding Western Goldfields’ directors and executive officers is also included its 10-KSB, which was filed with the SEC on or about April 14, 2005 and is available free of charge at the SEC’s web site at www.sec.gov or by contacting Western Goldfield at the address or telephone number set forth below.

For further information, please contact:

Western Goldfields, Inc.	Romarco Minerals, Inc.
Thomas (Toby) Mancuso	Diane R. Garrett
Pres. & CEO	Pres. & CEO
Western Goldfields, Inc.	Romarco Minerals, Inc.
961 Matley Lane	1500-885 West Georgia St.
Suite 120	Vancouver, BC
Reno, NV 89502	Canada V6C 3E8
Tel: 775.337.9433	Tel: 604.688.9271
Fax: 775-337-9441	Direct:830.634.7489
Fax: 604.688.9274
Email: info@westerngoldfields.com	Email: info@romarco.com

Cindy Becker
Investor Relations
(830) 336-3516

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